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                                                                      Exhibit 12

                               EQUITY RESIDENTIAL
                             CONSOLIDATED HISTORICAL
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

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
                                                                                   HISTORICAL
                                            ----------------------------------------------------------------------------------------
                                             6/30/02      6/30/01      12/31/01     12/31/00     12/31/99     12/31/98     12/31/97
                                            ----------------------------------------------------------------------------------------
                                                                              (Amounts in thousands)
Income before allocation to Minority
  Interests, income from investments in
  unconsolidated entities, net gain on
  sales of unconsolidated entities,
  discontinued operations, extraordinary
  items and cumulative effect of change
  in accounting principle                   $  192,833   $  204,896   $  356,424   $  395,937   $  326,483   $  251,927   $  176,014

  Interest and other financing costs           171,993      178,660      355,250      366,622      330,548      246,585      121,324
  Amortization of deferred financing costs       2,988        2,810        5,841        5,473        4,084        2,757        2,523
  Income from investments in
   unconsolidated entities                         233          960        3,772        2,309        3,850        3,105            -
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------

EARNINGS BEFORE COMBINED FIXED CHARGES
 AND PREFERRED DISTRIBUTIONS                   368,047      387,326      721,287      770,341      664,965      504,374      299,861

 Preferred distributions                        48,781       57,419      106,119      111,941      113,196       92,917       59,012
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------

EARNINGS BEFORE COMBINED FIXED CHARGES      $  319,266   $  329,907   $  615,168   $  658,400   $  551,769   $  411,457   $  240,849
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========

 Interest and other financing costs         $  171,993   $  178,660   $  355,250   $  366,622   $  330,548   $  246,585   $  121,324
 Amortization of deferred financing costs        2,988        2,810        5,841        5,473        4,084        2,757        2,523
 Interest capitalized for real estate
  and unconsolidated entities under
  development                                   12,323       12,817       28,174       17,650        8,134        1,620            -
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------

TOTAL COMBINED FIXED CHARGES                   187,304      194,287      389,265      389,745      342,766      250,962      123,847

 Preferred distributions                        48,781       57,419      106,119      111,941      113,196       92,917       59,012
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL COMBINED FIXED CHARGES
 AND PREFERRED DISTRIBUTIONS                $  236,085   $  251,706   $  495,384   $  501,686   $  455,962   $  343,879   $  182,859
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========

RATIO OF EARNINGS BEFORE COMBINED FIXED
 CHARGES TO TOTAL COMBINED FIXED CHARGES          1.70         1.70         1.58         1.69         1.61         1.64         1.94
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========

RATIO OF EARNINGS BEFORE COMBINED FIXED
 CHARGES AND PREFERRED DISTRIBUTIONS TO
 TOTAL COMBINED FIXED CHARGES AND
 PREFERRED DISTRIBUTIONS                          1.56         1.54         1.46         1.54         1.46         1.47         1.64
                                            ==========   ==========   ==========   ==========   ==========   ==========   ==========
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